Exhibit 99.1

Biologix Hair Inc. Names Thomas M. McDermott Chairman of the Board

Toronto, Ontario - January 30, 2013 - Biologix Hair Inc. (OTCBB: BLGX; OTCQB: BLGX) has appointed Thomas M. McDermott to Chair its Board of Directors, replacing Ron Holland who will remain a Director and the Company's Chief Executive Officer.

Ron Holland, Biologix Director and CEO, stated, "It has always been the intent of our management team to separate the roles and responsibilities incumbent with each of the senior positions, Chairman of the Board and Chief Executive Officer. I am extremely pleased to have someone of Thom's extensive experience assume the leadership position at the Board level and I look forward to working closely with him and the rest of our team to maximize the future potential of Biologix for all shareholders."

Thomas McDermott has more than 40 years of management and executive experience in a wide range of business and government settings, as well as in business and political consulting. For 22 years, Tom headed up a group of investors who owned seven radio stations in the Chicago market and served as CEO of Northwest Indiana Forum, a group representing the needs of large- and medium-sized industry in a seven-county area for 12 years.

Mr. McDermott served as mayor of Hammond, Indiana from 1983 to 1991, the first Republican elected to that office in 29 years. As mayor, he was CEO of the municipal government's 1200 employees and $50 million budget. Prior to his election, Tom managed successful political campaigns and oversaw circulation for two daily newspapers, the Chicago Sun Times and Hammond Times.

Tom McDermott attended Utah State and Napa College. He has received numerous leadership and community service awards, including the Hammond Chamber of Commerce's "Business Person of the Year," "Man of the Year" from Greater Hammond Community Services and the Lake County Economic Opportunity Council Service Award.

Commenting on his appointment, newly appointed Chairman, Thomas McDermott stated, "I am very honored to serve as the company's Chairman and believe Biologix is uniquely positioned to capitalize on its patent-pending breakthrough hair loss prevention and rejuvenation therapy. Building an international business requires significant capital resources, strong and effective management and a clear and concise business plan that defines roles and responsibilities. I am confident that Biologix has the core elements necessary to execute and meet the ongoing myriad challenges that face any growing corporation.

"There is no better feeling than knowing you have done all you can to contribute to the success of any organization's ability to fully capitalize on its opportunity. And that is exactly what I intend to do as Chairman of Biologix," continued McDermott.

About Biologix Hair Inc. and Biologix Hair Science Ltd.

Biologix Hair Inc. (Biologix Hair), together with its wholly owned biotechnology subsidiary, Biologix Hair Science Ltd. ™ (BHS), is focused on realizing the full market potential for its patent-pending hair loss formula – Biologix Revive – and its demonstrated ability to prevent and reverse the effects of alopecia, which plagues hundreds of millions worldwide.

Between mid-2004 and mid-2012, more than 30,000 pre-clinical-trial treatments of Biologix Revive were administered to 5,000-plus patients in South America suffering with varying degrees of alopecia, as well as people seeking preventive treatment. The participating treatment clinicians subjectively observed and reported that virtually 100% of preventive care clients continued to retain their healthy hair and an estimated 80-85% of the males and 90-plus% of the females treated for hair regeneration experienced significant regrowth of their own natural hair. And among alopecia areata patients, virtually total hair regrowth was observed in 100% of the cases. To date, no negative side effects have been reported.

BHS is currently focused on obtaining FDA approval for its breakthrough hair loss prevention and regeneration therapy and has initiated a research and development program with one of the world's leading medical research universities, the Beijing Institute of Technology (BIT). The R&D program, expected to take approximately twelve months to complete, is an important final step before formal clinical trials and the FDA approval process begins.

Additionally, on May 11, 2012, Venable LLC, the Washington-based law firm overseeing the worldwide IP and regulatory approval processes on behalf of BHS, filed a Patent Cooperation Treaty (PCT) application on behalf of BHS for Biologix Revive in Geneva, Switzerland. The PCT is an international treaty, administered by the World Intellectual Property Organization (WIPO), to which 144 countries have as of now contracted, including Canada and the United States.

Biologix management is determined to be in a ready position to capitalize on the high-margin sales potential of the Biologix Hair Therapy System™, if and when FDA and other major market approvals are forthcoming.

As BHS advances the regulatory approval process, Biologix Hair, together with wholly owned subsidiary companies operated by BHS, are rapidly developing a global distribution network of licensed clinicians and medical practitioners seeking to become Certified Biologix Hair Therapists™ and secure exclusive territorial purchasing and treatment rights for the Biologix Hair Therapy System™.

Biologix Hair has decided not to risk creating any potential regulatory conflicts by offering treatment outside the United States and other major high-product-margin markets until FDA approval has been granted. Therefore, the Biologix Hair Therapy System™ is not yet available other than to the 5,000+ patients who participated in the pre-clinical-trials conducted in South America.

To learn more about Clinician Licensing opportunities, Click Here or call toll free +1 855.737.0333 or +1 647.344.5900.

Contact info for Biologix Hair Inc.

Corporate Communications
Toll Free: +1 855.292.8585
Phone: +1 902.801.7920
Email: CorporateCommunications@BiologixHair.com
Web: www.BiologixHair.com

Disclaimer

This announcement is not an offer to sell any Biologix Hair Inc. ("Biologix") securities. Offers for any given security are made only through applicable offering circulars and related documents filed with the SEC pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934. Certain statements contained herein and subsequent oral statements made by and on behalf of Biologix may contain "forward-looking statements". Such forward-looking statements are identified by words such as "intends," "anticipates," "believes," "expects" and "hopes" and includes, without limitation, the development of treatment centers and approval from regulatory authorities. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors beyond our control that could cause actual events or results to be significantly different from those described in the forward-looking statements. Any or all of our forward-looking statements in this report or in any other public statements we make may turn out to be wrong. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise. In Canada, Europe and the United States, the Biologix treatment is not approved for use by Health Canada, EMA or the FDA. The company makes no representations that it will receive Health Canada, EMA or FDA approvals.